Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-223951) on Form S-8 of our report dated July 31, 2019, relating to the consolidated financial statements and the financial statement schedule (before retrospective adjustments for the discontinued operations as discussed in note 4 to the consolidated financial statements) of Xiaobai Maimai Inc. (formerly known as Hexindai Inc.) as of and for the year ended March 31, 2019, appearing in this Annual Report on Form 20-F of Xiaobai Maimai Inc. for the year ended March 31, 2021.

/s/ Deloitte Touche Tohmatsu
Hong Kong
July 28, 2021